===============================================================================
                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                         Gulf Island Fabricatin, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                        [GULF ISLAND LOGO APPEARS HERE]


                         GULF ISLAND FABRICATION, INC.
                               583 THOMPSON ROAD
                            HOUMA, LOUISIANA 70363

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD APRIL 29, 1999

                               ----------------

TO THE SHAREHOLDERS OF GULF ISLAND FABRICATION, INC.:

  The annual meeting of shareholders of Gulf Island Fabrication, Inc. (the "Company") will be held at 10:00 a.m., local time, on Thursday, April 29, 1999, at the office of the corporation, 583 Thompson Road, Houma, Louisiana for the following purposes, more fully described in the accompanying proxy statement:

  1. To elect two Class II directors.

  2. To ratify the appointment of Ernst & Young LLP as the independent auditors to audit the financial statements of the Company and its subsidiaries for the year 1999.

  3. To transact such other business as may properly come before the meeting and any adjournments thereof.

  The Board of Directors has fixed the close of business on March 12, 1999 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and all adjournments thereof.

  Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the annual meeting, please mark, date and sign the enclosed proxy card and return it promptly in the enclosed stamped envelope. Furnishing the enclosed proxy will not prevent you from voting in person at the meeting should you wish to do so.

                                           By Order of the Board of Directors

                                            /s/ Joseph P. Gallagher, III

                                                Joseph P. Gallagher, III
                                                        Secretary

Houma, Louisiana
March 25, 1999

                         GULF ISLAND FABRICATION, INC.
                               583 THOMPSON ROAD
                            HOUMA, LOUISIANA 70363

                                PROXY STATEMENT

                        ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 29, 1999

  This Proxy Statement is furnished to shareholders of Gulf Island Fabrication, Inc. (the "Company") in connection with the solicitation of proxies on behalf of the Company's Board of Directors for use at its annual meeting of shareholders to be held at the date, time and place set forth in the accompanying notice and at any adjournments thereof (the "Meeting"). The date of this Proxy Statement is March 25, 1999.

  On March 12, 1999, the record date for determining shareholders entitled to notice of and to vote at the Meeting, the Company had outstanding 11,638,400 shares of common stock ("Common Stock"), each of which is entitled to one vote on all matters to be considered at the Meeting.

  Shares represented by all properly executed proxies on the enclosed form received in time for the Meeting will be voted at the Meeting. A proxy may be revoked at any time before it is exercised by filing with the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date, or by attending the Meeting and voting in person. Unless revoked, the proxy will be voted as specified and, if no specifications are made, will be voted in favor of the proposed nominees and for the ratification of the appointment of auditors as described herein.

  The cost of soliciting proxies in the enclosed form will be borne by the Company. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, telefax and telegraph. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward solicitation materials to the beneficial owners of the shares of Common Stock of the Company; upon request, the Company will reimburse such persons for reasonable out-of-pocket expenses incurred in connection therewith.

                             ELECTION OF DIRECTORS

  The Company's Amended and Restated Articles of Incorporation provide for a Board of Directors consisting of three classes, with the number of directors to be set forth in the By-laws. The By-laws provide for a Board of Directors of seven persons. The term of office of the Class II directors will expire at the Meeting, and the persons listed as the Class II nominees in the table below will be nominated for election to the Board of Directors for a term expiring in 2002. The term of office of the Class III directors will expire at the 2000 annual meeting. The term of office of the Class I directors will expire at the 2001 annual meeting.

  The Board of Directors has nominated two candidates for election at the Meeting and recommends that shareholders vote FOR the election of both nominees. Proxies cannot be voted for more than two candidates. In the absence of contrary instructions, the proxy holders will vote for the election of the two nominees listed below. In the unanticipated event that either person is unavailable as a candidate for director, the persons named in the accompanying proxy will vote for a substitute candidate nominated by the Board of Directors.

  The following table sets forth as of December 31, 1998, for each nominee, each other director of the Company whose term will continue after the Meeting and each of the executive officers of the Company, the age, positions with the Company, and principal occupations and employment during the past five years of each such person, any family relationships among such persons, and, if a nominee or a director, each person's directorships in other public corporations and the year that he was first elected a director of the Company or its predecessor. All executive officers serve at the pleasure of the Board of Directors of the Company.

                           Positions with the Company, Principal Occupations,
                         Directorships in Other Public Corporations, and Family  Director
      Name and Age                            Relationships                       Since
      ------------       ------------------------------------------------------- --------


Nominees for Election as Class II Directors (for term expiring in 1999)


Gregory J. Cotter, 50... Director and financial advisor to the Company.            1985
                         Director, President and Chief Operating and Financial
                         Officer of Huey Wilson Interests, Inc. ("Wilson
                         Interests"), a financial and business management
                         company. Director, President, and Chief Financial
                         Officer of Wilson Jewelers, Inc. ("Wilson Jewelers"), a
                         jewelry store chain.

John P. ("Jack")         Director of the Company. Chief Executive Officer of All   1997
 Laborde, 49............ Aboard Development Corporation ("All Aboard"), an
                         independent oil and gas exploration and production
                         company, since 1996 and President of All Aboard since
                         1998. Vice President of All Aboard from November, 1993,
                         to March, 1996. Consultant to the Company from April,
                         1996, to December, 1996, and International Marketing
                         Manager of the Company from April, 1992, to March,
                         1996. Son of Alden J. Laborde.

Continuing Class III Directors (term expires in 2000)



Kerry J. Chauvin, 51.... Director, President and Chief Executive Officer of the    1985
                         Company.

Alden J. ("Doc")         Director and Chairman of the Board of the Company.        1985
 Laborde, 83............ Father of John P. Laborde.

Huey J. Wilson, 70...... Director of the Company. Chairman of the Board and        1997
                         Chief Executive Officer of Wilson Interests and of
                         Wilson Jewelers.


Continuing Class I Directors (term expires in 2001)


Thomas E. Fairley, 50... Director of the Company. Director, President and Chief    1997
                         Executive Officer of Trico Marine Services, Inc. , a
                         marine vessel operator.

Hugh J. Kelly, 73....... Director of the Company. Consultant to the oil and gas    1997
                         industry. Chief Executive Officer of ODECO, Inc., an
                         offshore drilling contractor, until 1989. Director of
                         Tidewater Inc., a supplier of offshore marine
                         transportation and other services; and Chieftain
                         International, Inc., an oil and gas exploration and
                         development company.

Executive Officers not Serving as Directors



Murphy A. Bourke, 54.... Vice President--Marketing of the Company                   N/A

William A. Downey, 52... Vice President--Operations of the Company                  N/A

Joseph P. Gallagher,     Vice President--Finance, Chief Financial Officer,          N/A
 III, 48................ Treasurer and Secretary of the Company

  During 1998, the Board of Directors of the Company held five meetings. The Board of Directors has an Audit Committee, of which Mr. Cotter, Chairman, Mr. Fairley, and John P. Laborde are members, and a Compensation Committee (the "Compensation Committee"), of which Mr. Wilson, Chairman, Mr. Cotter, Mr. Kelly, and Alden J. Laborde, are members. The Board of Directors does not have a Nominating Committee. The Audit Committee, which met twice during 1998, reviews the Company's annual audit and meets with the Company's independent public accountants to review the Company's internal controls and financial management practices. The Compensation Committee, which met four times during 1998, recommends to the Board of Directors compensation for the Company's key employees, administers the Company's stock incentive plan, and performs such other functions as may be prescribed by the Board of Directors. The composition of Board committees is reviewed and redetermined each year at the initial meeting of the Board after the annual meeting of shareholders. Each of the present directors attended all of the 1998 meetings of the Board and of the committees on which he served during the periods of his Board membership and committee service except Mr. Fairley, who attended one of the two Audit Committee meetings.

  For services as Chairman of the Board, Alden J. Laborde receives an annual fee of $100,000. Each other non-employee director receives an annual fee of $12,000 for his services as a director and an attendance fee of $1,000 for each Board or committee meeting. All directors are reimbursed for reasonable out-of-pocket expenses incurred in attending Board and committee meetings.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers, controller, and beneficial owners of more than 10% of the Common Stock to file certain beneficial ownership reports with the Securities and Exchange Commission. Kerry J. Chauvin, a director and President and Chief Executive Officer of the Company, failed to file timely a statement on Form 4 in 1998 reporting three transactions: the exercise of employee stock options for 15,000 shares, the receipt of those shares, and the sale of those shares on the open market. Alden J. Laborde, a director and Chairman of the Board of the Company, failed to report on Form 4 in 1998 one sale of a small number of shares held by an investment partnership in which his wife owned a 10% interest; the sale was reported on a Form 4 filed in 1999.

                                STOCK OWNERSHIP

  The following table sets forth, as of February 5, 1999, certain information regarding beneficial ownership of Company Common Stock by (i) each director of the Company, (ii) each executive officer of the Company, (iii) all directors and executive officers of the Company as a group, and (iv) each other shareholder known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock. Unless otherwise indicated, the Company believes that the shareholders listed below have sole investment and voting power with respect to their shares based on information furnished to the Company by such shareholders.

                                                                   Percent of
                                              Number of Shares    Outstanding
         Name of Beneficial Owner           Beneficially Owned(1) Common Stock
         ------------------------           --------------------- ------------
Murphy A. Bourke...........................          31,400              *
Kerry J. Chauvin...........................          90,600(2)           *
Gregory J. Cotter..........................           3,000(3)           *
William A. Downey..........................          39,300              *
Thomas E. Fairley..........................          10,000              *
Joseph P. Gallagher, III...................          47,600              *
Hugh J. Kelly..............................           4,000              *
Alden J. Laborde(4)........................       1,582,400(5)        13.5%
John P. Laborde............................          75,600(6)           *
Huey J. Wilson(7)..........................       2,201,000(8)        19.0%
All directors and executive officers as a
 group (10 persons)........................       4,084,900           35.0%

--------
 * Less than one percent.
(1) Includes shares that could be acquired within sixty days after February 5, 1999 upon the exercise of options granted pursuant to the Company stock option plan, as follows: Mr. Bourke, 9,200 shares; Mr. Chauvin, 26,400 shares; Mr. Downey, 10,300 shares; Mr. Gallagher, 7,600 shares; all directors and executive officers as a group, 53,500 shares.
(2) Includes 200 shares owned by one of Mr. Chauvin's children. Mr. Chauvin disclaims beneficial ownership of these shares.
(3) Does not include any of the shares referred to in note (8) below.
(4) The address of Mr. Laborde is 210 Baronne Street, Suite 822, New Orleans, Louisiana 70112.
(5) Includes 200 shares owned by Mr. Laborde's spouse.
(6) Includes 46,000 shares owned by Mr. Laborde's two children. Mr. Laborde disclaims beneficial ownership of these shares.
(7) The address of Mr. Wilson is 3636 South Sherwood Forest Boulevard, Suite 650, Baton Rouge, Louisiana 70816.
(8) Includes 100,000 shares held by a charitable foundation of which Messrs. Cotter and Wilson are trustees. Messrs. Cotter and Wilson disclaim beneficial ownership of these shares.

                            EXECUTIVE COMPENSATION

  The following table summarizes the compensation paid in 1998, 1997, and 1996 by the Company to its Chief Executive Officer and each of its most highly compensated executive officers whose salary and bonus exceeded $100,000 for 1998 (collectively, the "Named Executive Officers").

                          Summary Compensation Table

                                        Annual
                                     Compensation    Securities
                                   ----------------- Underlying    All Other
 Name and Principal Position  Year  Salary  Bonus(1) Options(#) Compensation(2)
 ---------------------------  ---- -------- -------- ---------- ---------------
Kerry J. Chauvin............. 1998 $262,917 $271,994   15,000       $7,974
 President an Chief Executive
  Officer                     1997  237,709  410,002   96,000        7,824
                              1996  199,370  162,783        0        8,220

William A. Downey............ 1998  146,917  121,525    6,500        7,974
 Vice President--Operations   1997  134,416  205,001   45,000        7,824
                              1996  124,400   81,392        0        7,562

Murphy A. Bourke............. 1998  139,167  114,956    6,000        7,974
 Vice President--Marketing    1997  129,493  205,001   40,000        7,824
                              1996  120,417   81,392        0        7,320

Joseph P. Gallagher, III..... 1998  131,000  108,387    6,000        7,974
 Vice President--Finance and
  Chief Financial             1997  117,773  136,667   32,000        7,222
 Officer                      1996   80,860   27,131        0        4,670

--------

(1) For 1998, the Company's executive officers were paid bonuses equal to a percentage of their base salary (the "Target Portion of Base Salary") using a ratio of actual income before taxes to a designated benchmark of income before taxes (the "Benchmark"). The Target Portion of Base Salary used for 1998 was 50% for Mr. Chauvin and 40% for each of Messrs. Downey, Bourke and Gallagher. The Benchmark for 1998 was approximately $23.9 million. As bonuses for 1998, each executive officer, including Mr. Chauvin, received 2% of his Target Portion of Base Salary for each percentage point by which actual consolidated income before taxes exceeded 50% of the Benchmark and, in addition, received 4% of his Target Portion of Base Salary for each percentage point by which actual consolidated income before taxes exceeded 100% of the Benchmark.

(2) Includes (i) matching and profit-sharing contributions of $7,574, $7,574, $7,574 and $7,574 in 1998, $7,414, $7,414, $7,414 and $6,812 in 1997 and
    $7,810, $7,152, $6,910 and $4,358 in 1996 to the Company's 401(k) plan on behalf of Messrs. Chauvin, Downey, Bourke and Gallagher, respectively, and
    (ii) premium payments of $400, $400, $400 and $400 in 1998, $410, $410,
    $410 and $410 in 1997 and $410, $410, $410 and $312 in 1996 for Messrs.
    Chauvin, Downey, Bourke and Gallagher, respectively, under a long-term disability insurance plan, which premium payments are attributable to benefits in excess of those benefits provided generally for other employees.

Stock Option Grants

  The following table sets forth information with respect to all stock options granted in 1998 by the Company to each of the Named Executive Officers.

                             Option Grants in 1998

                                                                                          Grant
                                   Individual Grants                                    Date Value
--------------------------------------------------------------------------------------- ----------
                             Number of        % of Total
                             Securities     Options Granted                             Grant Date
                         Underlying Options to Employees in Exercise or Base Expiration  Present
          Name             Granted (#)(1)        1998         Price ($/Sh)      Date    Value $(2)
------------------------ ------------------ --------------- ---------------- ---------- ----------
Kerry J. Chauvin........       15,000            14.3%           18.00        01/22/08   193,350
William A. Downey.......        6,500             6.2%           18.00        01/22/08    83,785
Murphy A. Bourke........        6,000             5.7%           18.00        01/22/08    77,340
Joseph P. Gallagher,
 III....................        6,000             5.7%           18.00        01/22/08    77,340

--------
(1) Each of the stock options granted in 1998 by the Company to the Named Executive Officers will become exercisable over a five-year period. The stock options will become immediately exercisable in their entirety upon
    (i) a reorganization, merger or consolidation of the Company in which the Company is not the surviving entity, (ii) the sale of all or substantially all of the assets of the Company, (iii) a liquidation or dissolution of the Company, (iv) a person or group of persons, other than Alden J. Laborde or Huey J. Wilson or any employee benefit plan of the Company, becoming the beneficial owner of 30% or more of the Company's voting stock or (v) the replacement of a majority of the Board of Directors in a contested election (a "Significant Transaction"). The Compensation Committee also has the authority to take several actions regarding outstanding stock options upon the occurrence of a Significant Transaction, including requiring that outstanding stock options remain exercisable only for a limited time, providing for mandatory conversion of outstanding stock options in exchange for either a cash payment or Common Stock, making equitable adjustments to stock options or providing that outstanding stock options will become stock options relating to securities to which a participant would have been entitled in connection with the Significant Transaction if the stock options had been exercised.

(2) The Black-Scholes option pricing model was used to determine the grant date present value of the stock options granted in 1998 by the Company to the Named Executive Officers. Under the Black-Scholes option pricing model, the grant date present value of each stock option referred to in the table was calculated to be $12.89. The following facts and assumptions were used in making such calculation: (i) an exercise price of $18.00 for each such stock option; (ii) a fair market value of $18.00 for one share of Common Stock on the date of grant; (iii) no dividend payments on Common Stock; (iv) a stock option term of 10 years; (v) a stock volatility of 65.2%, based on an analysis of monthly closing stock prices of shares of Common Stock during a 24-month period; and (vi) an assumed risk-free interest rate of 5.5%, which is equivalent to the yield on a ten-year treasury note on the date of grant. No other discounts or restrictions related to vesting or the likelihood of vesting of stock options were applied. The resulting grant date present value of $12.89 for each stock option was multiplied by the total number of stock options granted to each of the Named Executive Officers to determine the total grant date present value of such stock options granted to each Named Executive Officer, respectively.

Outstanding Stock Options

  The following table sets forth information with respect to all outstanding Company stock options held by each of the Named Executive Officers as of December 31, 1998.

               Aggregated Option Values as of December 31, 1998

                                                    Number of Securities      Value of Unexercised
                          Number of                Underlying Unexercised     In-the-Money Options
                           Shares                  Options at 12/31/98 (#)       at 12/31/98 ($)
                          Acquired      Value     ------------------------- -------------------------
                         on Exercise Realized ($) Exercisable Unexercisable Exercisable Unexercisable
                         ----------- ------------ ----------- ------------- ----------- -------------
Kerry J. Chauvin........   15,000      254,050       4,200       91,800        1,050       19,200
William A. Downey.......    9,000      124,306           0       42,500            0        9,000
Murphy A. Bourke........    8,000      110,494           0       38,000            0        8,000
Joseph P. Gallagher,
 III....................    6,400       88,395           0       31,600            0        6,400

Compensation Committee Interlocks and Insider Participation

  Huey J. Wilson, Chairman, Gregory J. Cotter, Hugh J. Kelly, and Alden J. Laborde who comprise the Compensation Committee, are non-employee directors of the Company. Alden J. Laborde has been Chairman of the Board of the Company since 1986 and was Chief Executive Officer of the Company from 1986 to 1990.

  In connection with the initial public offering of its Common Stock, the Company entered into registration rights agreements (the "Registration Rights Agreements") with Alden J. Laborde and Huey J. Wilson, pursuant to which each of them has one remaining right to require the Company to register shares of Common Stock owned by him under the Securities Act. If either one of them makes such a demand, the other one is entitled to include his shares in such registration. If the Company proposes to register any Common Stock under the Securities Act in connection with a public offering, each of Messrs. Laborde and Wilson may require the Company to include all or a portion of the shares of Common Stock held by such shareholder. The Company has agreed under the Registration Rights Agreements to pay all the expenses of registration, other than underwriting discounts and commissions.

Certain Transactions

  In January, 1998, the Company purchased from the shareholders of Southport, Inc. ("Southport") all the outstanding shares of Southport capital stock. The Southport shareholders included Stephen G. Benton, Jr., a director of the Company from February 1998 to February 1999; his sister, Lisette K. Benton; his brothers, Frank J.B. Benton and Bush Benton; and his father, Stephen G. Benton, Sr. Their percentage holdings in the Southport stock were approximately 21%, 5%, 13%, 5% and 26%, respectively. The purchase price of the Southport stock, which was determined by the parties to the transaction in arm's length negotiations, consisted of an initial purchase price of $6.0 million and a deferred purchase price of up to a maximum of $5.0 million that is payable over a four-year period ending December 31, 2001 and is based on the net income of Southport during each of those four years. Because Southport did not achieve the required level of net income for 1998, no portion of the deferred purchase price was paid for that year. In connection with the Southport acquisition, Stephen G. Benton, Sr. was released from his guarantee of Southport obligations under its credit facility and Stephen G. Benton, Jr. and Frank J.B. Benton entered into employment agreements with the Company. Stephen G. Benton, Jr.'s employment under his employment agreement began January 1, 1998 and ended February 1, 1999. As provided in the agreement, Mr. Benton served as President and Chief Executive Officer of Southport and was paid a salary at the rate of $115,000 per year and a bonus of $47,000 with respect to the year 1998. When his status as an employee of Southport ended, Mr. Benton resigned as a director of the Company. Stephen G. Benton, Jr.'s employment agreement provides that if his employment is terminated by Southport without cause, as defined in the agreement, Southport must promptly pay his salary for the remaining three years of its original term and the Southport acquisition agreement provides that, in that event, the Company must pay the former Southport shareholders the present value of the deferred purchase price. After Mr. Benton had asserted that his employment had been terminated by Southport without cause, Southport and the Company instituted litigation seeking a declaratory judgement that Mr. Benton's employment had been terminated by Mr. Benton and not by Southport. The Company intends to pursue this litigation vigorously. Management of the Company does not believe that the ultimate resolution of this litigation will be materially adverse to the financial position or results of operations of the Company. The term of Frank J.B. Benton's employment agreement is from January 1, 1998 to January 1, 2000, and it provides that he will serve as Vice President-- Marketing of Southport at a base salary of $71,989 per year. Frank J.B. Benton's employment agreement will terminate immediately upon his death or disability, without any obligation of the Company for payment of his salary for the remainder of the original term of the agreement. If, however, Frank J.B. Benton's employment agreement is terminated by the Company for any reason other than cause, as defined in the agreement, or if he terminates his employment agreement for good reason, as defined in the agreement, the Company must promptly pay him his salary for the remainder of the original term of his agreement.

Compensation Committee Report on Executive Compensation

  The Compensation Committee has the authority, among other things, to review, analyze, and recommend compensation programs to the Board of Directors and to administer and grant awards under the Company's employee benefit plans.

  Four directors of the Company, Huey J. Wilson, Gregory J. Cotter, Hugh J. Kelly, and Alden J. Laborde, comprise the Compensation Committee. Mr. Laborde is Chairman of the Board of the Company and was Chief Executive Officer of the Company from 1986 to 1990. Neither Mr. Wilson, Mr. Cotter, nor Mr. Kelly are present or former officers of the Company, and none of the members of the Compensation Committee are employees of the Company.

  The Company's executive compensation is comprised primarily of (i) salaries,
(ii) annual cash incentive bonuses and (iii) long-term incentive compensation in the form of stock options granted under the Long-Term Incentive Plan of the Company. The salaries of Kerry J. Chauvin, the President and Chief Executive Officer, and the other executive officers of the Company are based on their levels of responsibility and the subjective assessment of their performance.

  The Company has no formal bonus plan, but it has adopted an executive compensation policy that ties a portion of executive compensation to the short-term performance of the Company. This policy is described in footnote 1 to the "Summary Compensation Table".

  The Company also provides long-term incentives to executive officers in the form of stock options granted under the Long-Term Incentive Plan. The stock option awards are intended to reinforce the relationship between compensation and increases in the market price of the Company's common stock and to align the executive officers' financial interests with that of the Company's stockholders. The size of awards is based upon the position of each participating officer and a subjective assessment of each participant's individual performance. The table entitled "Option Grants in 1998" under the heading "Executive Compensation" sets forth the stock options granted in 1998 to four executive officers, including Mr. Chauvin, the Chief Executive Officer, based upon position and subjective assessment.

  Section 162(m) of the Internal Revenue Code limits the tax deduction to $1 million for compensation paid to certain highly compensated executive officers. Qualified performance-based compensation is excluded from this deduction limitation if certain requirements are met. No executive officer of the Company reached the deductibility limitation for 1998. The Compensation Committee believes that the stock options granted to executive officers, as discussed above, qualify for the exclusion from the deduction limitation under
Section 162(m). The Compensation Committee anticipates that the remaining components of individual executive compensation that do not qualify for an exclusion from Section 162(m) should not exceed $1 million in any year and therefore will continue to qualify for deductibility.

                          The Compensation Committee

Huey J. Wilson, Chairman  Gregory J. Cotter  Hugh J. Kelly  Alden J. Laborde

Performance Graph

  The following graph compares the cumulative total stockholder return on the Common Stock from April 3, 1997, which is the date that the Common Stock was initially offered to the public and registered pursuant to Section 12 of the Securities Exchange Act of 1934, to December 31, 1998, with the cumulative total return of the Standard & Poor's 500 Stock Index and the Standard & Poor's 500 Oil & Gas (Drilling & Equipment) Index for the same period. The returns are based on an assumed investment of $100 on April 3, 1997 in Common Stock and in each of the indexes and on the assumption that dividends were reinvested.


                             [GRAPH APPEARS HERE]




                                            April 3, December 31, December 31,
                                              1997       1997         1998
                                            -------- ------------ ------------
Gulf Island Fabrication, Inc............... $100.00    $266.67      $103.33
S&P 500....................................  100.00     130.90       168.31
S&P 500 Oil & Gas (Drilling & Equipment)
 Index.....................................  100.00     151.14        86.43

ASSUMES $100 INVESTED ON APRIL 3, 1997 IN GULF ISLAND FABRICATION, INC. COMMON STOCK, S&P 500 INDEX & S&P 500 OIL & GAS (DRILLING & EQUIPMENT) INDEX

* TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS

                  RATIFICATION OF THE APPOINTMENT OF AUDITORS

  The Board of Directors seeks shareholder ratification of the Board's appointment of Ernst & Young LLP to act as the independent auditors of the financial statements of the Company and its subsidiaries for 1999. The Board has not determined what, if any, action would be taken should the appointment of Ernst & Young LLP not be ratified. One or more representatives of Ernst & Young LLP will be available at the Meeting to respond to appropriate questions, and those representatives will also have an opportunity to make a statement.

                                 OTHER MATTERS

Quorum and Voting

  The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock of the Company is necessary to constitute a quorum. Shareholders voting, or abstaining from voting, by proxy on any issue will be counted as present for purposes of constituting a quorum. If a quorum is present, (i) the election of the two directors to be elected at the Meeting will be determined by plurality vote (that is, the two nominees receiving the largest number of votes will be elected) and (ii) a majority of votes actually cast will decide any other matter properly brought before the Meeting for a vote of shareholders. Shares for which proxy authority to vote for any nominee for election as a director is withheld by the shareholder and shares that have not been voted by brokers who may hold shares on behalf of the beneficial owners ("broker non-votes") will not be counted as voted for the affected nominee. With respect to all other matters, shares not voted as a result of abstentions will have the same effect as votes against those matters, but broker non-votes will not be considered as voted for purposes of determining whether or not a majority of votes were cast for such matters.

Other Business

  Management has not received any notice that a shareholder desires to present any matter for action by shareholders at the meeting and is unaware of any matter for action by shareholders at the Meeting other than the matters described in the accompanying notice. The enclosed proxy will, however, confer discretionary authority with respect to any other matter that may properly come before the Meeting or any adjournment thereof. It is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on any such matter.

Shareholder Proposals

  Any shareholder who desires to present a proposal qualified for inclusion in the Company's proxy materials for the annual meeting of shareholders to be held in 2000 (the "2000 Annual Meeting") must forward the proposal in writing to the Secretary of the Company at the address shown on the first page of this proxy statement in time to arrive at the Company no later than November 26, 1999. The Amended and Restated Articles of Incorporation of the Company provide that shareholders intending to nominate a director must furnish timely written notice containing specified information concerning, among other things, information about the nominee and the shareholder making the nomination. In general, to be timely a shareholder's notice must be received by the Secretary of the Company not less than 45 days nor more than 90 days prior to the shareholder's meeting. The Company will be permitted to disregard any nomination that fails to comply with these procedures. Proxies solicited on behalf of the Board of Directors for the 2000 Annual Meeting will confer discretionary authority to vote with respect to any other matter properly submitted by a shareholder for action at the 2000 Annual Meeting if the Company does not, on or before February 9, 2000, receive written notice, addressed to the Secretary of the Company at the address shown on the first page of this proxy statement, that the shareholder intends to do so.

                                           By Order of the Board of Directors

                                            /s/ Joseph P. Gallagher, III

                                                Joseph P. Gallagher, III
                                                        Secretary

Houma, Louisiana
March 25, 1999

        This Proxy is Solicited on Behalf of the Board of Directors of
                         GULF ISLAND FABRICATION, INC.

        The undersigned hereby constitutes and appoints Kerry J. Chauvin and Joseph P. Gallagher, III or either of them proxy for the undersigned, with full power of substitution, to represent the undersigned and to vote, as designated on the reverse side, all of the shares of Common Stock of Gulf Island Fabrication, Inc. (the "Company") that the undersigned is entitled to vote held of record by the undersigned on March 12, 1999, at the annual meeting of shareholders of the Company to be held on April 29, 1999 (the "Annual Meeting"), and at all adjournments thereof.

        This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the nominees and FOR the proposal listed on the reverse side. The individuals designated above will vote in their discretion on any other matter that may properly come before the meeting.

                           (Please See Reverse Side)

                    Please mark, sign, date and return your
                        proxy card as soon as possible!

                        Annual Meeting of Shareholders
                         GULF ISLAND FABRICATION, INC.

                                April 29, 1999

                Please Detach and Mail in the Envelope Provided


    Please mark your
[X] votes as in this
    example.

                 FOR all nominees             WITHHOLD             The Board of Directors recommends a vote FOR the nominees listed
                listed to the right           AUTHORITY                                  below and FOR Proposal 2.
                (except as market to    to vote for all nominees
                the contrary below)       listed to the right
                                                                                                                 FOR AGAINST ABSTAIN
1. Election of the                                  Nominees:                      2. Ratification os appointment
   nominees for       [_]                      [_]           Gregory J. Cotter        of Ernst & Young LLP as    [_]   [_]    [_]
   directors.                                                John P. "Jack" Laborde   independent auditors.

INSTRUCTIONS: To withhold authority to vote for any                                3. In their discretion to vote upon such other
individual nominee, strike a line through the nominee's                               business as may properly come before the
name in the list to the right.                                                        Annual Meeting or any adjournment thereof.

                                                                                   Please mark, sign, date and return this proxy
                                                                                   promptly using the enclosed envelope.







Signature of Shareholder____________________________  Signature if held jointly________________________  Date:_____________ 1999

Note:  Please sign exactly as name appears on the certificate or certificates representing shares to be voted by this proxy, as shown on the label above. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized persons.
